Exhibit 3.11

NEWS RELEASE 05-13 November 14, 2005 www.first-quantum.com

FIRST QUANTUM MINERALS CORRECTS 2005 COPPER PRODUCTION ESTIMATE

First Quantum Minerals Ltd. (TSX Symbol “FM”, LSE Symbol “FQM”) would like to correct data contained within the Outlook Section of the Third Quarter and Nine Month Results News Release (05-12) published on November 8, 2005. The incorrect data was contained in the sentence:

“Kansanshi is now expected to produce 88,000 tonnes of copper in 2005 of which 7,000 tonnes preceded commercial production.”

In the sentence, the pre-commercial copper production figure was incorrect and counted twice when calculating the combined production for 2005. The following table details the correct estimate of copper production for 2005.

FIRST QUANTUM MINERALS 2005 COPPER PRODUCTION ESTIMATE (tonnes)

	Pre-Commercial	Commercial			Combined

	Jan-April 19 (actual)	Jan-Sept (actual)	Oct (actual)	Nov-Dec (estimated)	Total (1) (estimated)

Bwana/Lonshi	na	36,876	4,247	7,877	49,000
Kansanshi	8,733	40,021	10,239	20,274	79,267

Total	8,733	76,897	14,486	28,151	128,267

Note 1: The combined total estimated copper production includes production in 2005 that was achieved prior to commercial production.

Philip Pascall, Chairman and CEO commented, “Our Third Quarter and Nine Month Results News Release unfortunately contained an error which resulted in an over estimate of 2005 copper production at Kansanshi of 8,733 tonnes. Total combined copper production for Kansanshi in 2005 is estimated at 79,267 tonnes which includes 70,534 tonnes of commercial production. Kansanshi copper production is expected to average 145,000 tonnes per year during the period 2006-2009.”

On Behalf of the Board of Directors	12g3-2b-82-4461
of First Quantum Minerals Ltd.	Listed in Standard and Poor’s
“Philip Pascall”
Philip Pascall Chairman & CEO

For further information visit our web site at www.first-quantum.com or contact Geoff Chater or Bill Iversen
8th Floor. 543 Granville Street Vancouver, British Columbia, Canada V6C 1X8
Tel: (604) 688-6577 Fax: (604) 688-3818 Toll Free: 1 (888) 688-6577 E-Mail: info@fqml.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

Certain of the information contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the prices of gold, copper and sulphuric acid, estimated future production, estimated costs of future production, the Company’s hedging policy and permitting time lines, involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual prices of copper, gold and sulphuric acid, the factual results of current exploration, development and mining activities, changes in project parameters as plans continue to be evaluated, as well as those factors disclosed in the Company’s documents filed from time to time with the British Columbia Securities Commission and the United States Securities and Exchange Commission.